Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193715 and No. 333-183481) and on Form S-8 (No. 333-140152) of Martin Midstream Partners L.P. and subsidiaries of our report dated March 28, 2014 relating to the consolidated financial statements of Cardinal Gas Storage Partners LLC, which is included in the Annual Report on Form 10-K/A of Martin Midstream Partners L.P, for the year ended December 31, 2013, which is incorporated in the Current Report on Form 8-K of Martin Midstream Partners L.P. dated August 12, 2014.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 12, 2014

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